UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 4, 2017

DELPHI TECHNOLOGIES PLC

(Exact name of registrant as specified in its charter)

Jersey	001-38110	98-1367514
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Courteney Road

Hoath Way

Gillingham, Kent ME8 0RU

United Kingdom

(Address of principal executive offices)

Registrant’s telephone number, including area code:

011-44-163-423-4422

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On December 4, 2017 (the “Distribution Date”), Aptiv PLC (formerly known as Delphi Automotive PLC) (“Aptiv”) completed the previously announced separation (the “Spin-Off”) of Aptiv’s Powertrain Systems segment into a new, independent publicly traded company, Delphi Technologies PLC (the “Company”), through the distribution of all of the outstanding ordinary shares of the Company on a pro rata basis to Aptiv’s shareholders of record as of the close of business on November 22, 2017 (the “Record Date“). Each holder of record of Aptiv’s ordinary shares received one ordinary share of the Company for every three ordinary shares of Aptiv held at the close of business on the Record Date (the “Distribution”). In lieu of fractional shares, shareholders of Aptiv will receive cash. In connection with the Spin-Off, the Company and its affiliates made a cash distribution of approximately $1,148 million to Aptiv. Following the completion of the Spin-Off, Delphi Automotive PLC changed its name to Aptiv PLC and, as of December 5, 2017, its ordinary shares began trading under the new ticker symbol “APTV.” On December 5, 2017, the Company’s ordinary shares began trading on the NYSE under the ticker symbol “DLPH.”

In connection with the completion of the Spin-Off, the Company entered into several agreements with Aptiv that, among other things, provide a framework for the Company’s relationship with Aptiv after the Distribution, including the following (collectively, the “Spin Agreements”):

•	Transition Services Agreement;

•	Tax Matters Agreement;

•	Employee Matters Agreement; and

•	Contract Manufacturing Services Agreements.

A summary of certain material terms of each of the Spin Agreements can be found in the section entitled “Certain Relationships and Related Person Transactions—Agreements with Aptiv” in the Information Statement (the “Information Statement”) attached as Exhibit 99.1 to the Company’s Registration Statement on Form 10, initially filed with the Securities and Exchange Commission (the “SEC”) on June 9, 2017, as amended, and declared effective on November 15, 2017 (the “Registration Statement”), and is incorporated herein by reference. The summary is qualified in its entirety by reference to the Form of Transition Services Agreement, Form of Tax Matters Agreement, Form of Employee Matters Agreement and Form of Contract Manufacturing Services Agreement, attached as Exhibits 10.1 to 10.4, respectively, to the Company’s Registration Statement, each of which is incorporated herein by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On December 4, 2017, Aptiv completed the previously announced separation of Aptiv’s Powertrain Systems segment into a new, independent publicly traded company, Delphi Technologies PLC. The description of the Spin-Off and Distribution included in Item 1.01 is incorporated herein by reference into this Item 2.01. In connection with and prior to the Spin-Off and Distribution, Aptiv transferred its Powertrain Systems segment to the Company. The Company’s combined audited financial statements and the Company’s combined unaudited interim financial statements included in the Information Statement are incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously announced, on September 7, 2017, the Company and Delphi Powertrain Corporation (“Delphi Powertrain”), a wholly-owned subsidiary of the Company, entered into a credit agreement by and among the Company, Delphi Powertrain and JPMorgan Chase Bank, N.A., as administrative agent, providing for a senior secured five-year $750 million term loan facility (the “Term Loan A Facility”) and a senior secured five-year $500 million revolving credit facility. In connection with the completion of the Spin-Off, the Term Loan A Facility was fully drawn on December 4, 2017.

As previously announced, on September 28, 2017, the Company completed the issuance and sale of $800 million aggregate principal amount of the Company’s 5.00% senior notes due 2025 (the “Notes”) pursuant to an Indenture, dated September 28, 2017 (the “Indenture”) between the Company and U.S. Bank National Association, as trustee (the “Trustee”). The proceeds of the Notes were deposited at issuance into escrow for the benefit of the holders of the Notes. In connection with the completion of the Spin-Off, the proceeds were released from escrow to the Company on December 4, 2017.

The foregoing description is qualified in its entirety by reference to the Credit Agreement and the Indenture, attached as Exhibits 10.5 and 4.1, respectively, to the Company’s Registration Statement, each of which is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

On December 4, 2017, in connection with the Spin-Off, the Company issued 88,613,262 ordinary shares to Aptiv in consideration for the transfer of Aptiv’s shareholding in its US Powertrain operating company and its global Powertrain holding company and related assets. The ordinary shares issued to Aptiv were issued in reliance upon an exemption from registration pursuant to Section 4(a)(2) under the Securities Act of 1933, as amended, which exempts transactions by an issuer not involving any public offering. The offering was not a “public offering” because only one person was involved in the transaction, neither the Company nor Aptiv has engaged in general solicitation or advertising with regard to the issuance and sale of the ordinary shares, and neither the Company nor Aptiv has offered securities to the public in connection with such issuance and sale of the ordinary shares.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Directors

On December 4, 2017, effective upon the Distribution, David M. Sherbin and Joseph R. Massaro (collectively, the “Resigning Directors”) resigned from the Board of Directors (the “Board”) of the Company. The Resigning Directors’ resignation from the Board was not due to any disagreement with the Company relating to the operations, practices or policies of the Company.

Appointment of Directors

On December 4, 2017, effective upon the Distribution, the Board increased its size from three members to ten members and appointed Timothy M. Manganello, Robin J. Adams, Liam Butterworth, Nelda J. Connors, Gary L. Cowger, David S. Haffner, Helmut Leube, Hari N. Nair and MaryAnn Wright to the Board to fill the vacancies created by the increase in the size of the Board and the resignation of the Resigning Directors. Timothy M. Manganello was appointed Chairman of the Board effective as of the Distribution. Joseph S. Cantie, who had been elected to the Board effective November 15, 2017, will continue to serve as a director of the Company following the Distribution.

On December 4, 2017, effective upon the Distribution, the Board established a Compensation Committee and a Nominating and Governance Committee and a Compensation Committee. The Board had previously established an Audit Committee effective as of November 15, 2017 and appointed Joseph S. Cantie as Chairman of the Audit Committee. On December 6, 2017, the Board established a Finance Committee and an Innovation and Technology Committee. In connection with the establishment of such committees and the changes to the composition of the Board described above, the Board made the following appointments:

•	Robin J. Adams and Nelda J. Connors were appointed to serve as members of the Audit Committee.

•	David S. Haffner, MaryAnn Wright and Hari N. Nair were appointed to serve as members of the Compensation Committee; and David S. Haffner was appointed to serve as Chairman of the Compensation Committee.

•	Gary L. Cowger, Helmut Leube and Timothy M. Manganello were appointed to serve as members of the Nominating and Governance Committee; and Gary L. Cowger was appointed to serve as Chairman of the Nominating and Governance Committee.

•	Robin J. Adams, Joseph S. Cantie, Nelda J. Connors and Hari N. Nair were appointed to serve as members of the Finance Committee, and Robin J. Adams was appointed to serve as Chairman of the Finance Committee.

•	MaryAnn Wright, Gary L. Cowger and Helmut Leube were appointed to serve as members of the Innovation and Technology Committee, and MaryAnn Wright was appointed to serve as Chairman of the Innovation and Technology Committee.

The Information Statement under the sections entitled “Management” contains the biographical information about the newly appointed directors. Such information is incorporated herein by reference. There are no arrangements or understandings between any of the directors named above and any other person pursuant to which such director was appointed to the Board. There are no other relationships between the directors named above and the Company that would require disclosure pursuant to Item 404(a) of Regulation S-K.

The Board has determined that (i) each of Mr. Manganello, Mr. Adams, Mr. Cantie, Ms. Connors, Mr. Cowger, Mr. Haffner, Mr. Leube, Mr. Nair and Ms. Wright qualifies as an independent director under the director independence standards set forth in the rules and regulations of the SEC and the applicable listing standards of the NYSE, (ii) each of Mr. Cantie, Mr. Adams and Ms. Connors is financially literate and each of Mr. Cantie and Mr. Adams qualifies as an “audit committee financial expert” under the rules and regulations of the SEC and the applicable listing standards of the NYSE as well as the heightened independence standards for Audit Committee members set forth in the rules and regulations of the SEC and applicable listing standards of the NYSE, and (iii) each of Mr. Haffner, Ms. Wright and Mr. Nair satisfy the heightened independence standards for Compensation Committee members set forth in the rules and regulations of the SEC and the applicable listing standards of the NYSE.

Resignation of Officers

On December 4, 2017, effective as of the Distribution, Joseph R. Massaro resigned as Vice President and Chief Financial Officer and David M. Sherbin resigned as Vice President, General Counsel and Secretary of the Company (collectively, the “Resigning Officers”). The Resigning Officers’ resignation from their positions was not due to any disagreement with the Company relating to the operations, practices or policies of the Company.

Appointment of Officers

On December 4, 2017, effective as of the Distribution, the Board appointed the following individuals to the offices of the Company indicated opposite their names:

Name	Title

Liam Butterworth	President and Chief Executive Officer

Vivid Sehgal	Chief Financial Officer

James Harrington	Senior Vice President, General Counsel, Secretary and Chief Compliance Officer

Jeffrey Sesplankis	Chief Accounting Officer

The Information Statement under the sections entitled “Management” contains the biographical information about the newly appointed officers other than Mr. Sesplankis, which is provided below. Such information from the Information Statement is incorporated herein by reference.

Mr. Sesplankis is our Chief Accounting Officer. Mr. Sesplankis was named Global Divisional Controller of Aptiv’s Powertrain Systems segment in 2015. He was previously Aptiv’s Chief Audit Executive – Interim from 2014 to 2015 and director, Internal Audit services in 2014. From 2012 to 2013, he served in the corporate accounting group at FCA US LLC. Prior to joining FCA, Mr. Sesplankis spent 15 years with EY LLP.

The Information Statement under the section entitled “Compensation Discussion and Analysis” contains compensation information for Mr. Butterworth. Such information is incorporated herein by reference. There has been no change to Mr. Butterworth’s compensation arrangement in connection with the appointment described above or in advance of the Distribution. See “New Contract of Employment with Mr. Butterworth” below for information regarding a new Contract of Employment entered into with Mr. Butterworth after the Distribution.

Mr. Sehgal and Mr. Harrington are each a party to employment arrangements with Aptiv or its affiliates that were entered into in anticipation of the Distribution and their appointments described above. These arrangements are described below:

Arrangement with Mr. Sehgal

In September 2017, Mr. Sehgal entered into an offer letter and a Contract of Employment. In accordance with those arrangements, Mr. Sehgal receives an annual base salary of $607,500 and participates in his employer’s annual incentive plan and long-term incentive program. Mr. Sehgal’s annual incentive award opportunity for 2017 (which is generally subject to the terms of Aptiv’s annual incentive plan), has a target payout equal to 80% of Mr. Sehgal’s base salary, and may be earned at up to 200% of target based on the level of achievement against corporate and individual performance objectives. The 2017 annual incentive award payout will be pro-rated to reflect the number of months Mr. Sehgal was employed by Aptiv and the Company during 2017, but it will be payable by the Company at the greater of target and actual performance. Subject to the approval of the Company’s Compensation Committee (for grants made following the Distribution), Mr. Sehgal’s annual long-term incentive opportunity will initially have a value equal to $1,300,000, calculated as described in the offer letter. However, Mr. Sehgal’s first annual long-term incentive award was made by Aptiv in October 2017 on a pro-rated basis (in other words, having a target value of $975,000), 25% of which award is in the form of Aptiv time-based restricted stock units (“RSUs”) that vest annually over three years, and 75% of which award is in the form of Aptiv performance-based RSUs initially tied to Aptiv’s performance against applicable metrics over a three-year performance period.

Under Mr. Sehgal’s offer letter, Mr. Sehgal also received an initial cash payment of $202,500, subject to repayment by Mr. Sehgal if he voluntarily resigns employment within 24 months of his hire date. The Contract of Employment provides that Mr. Sehgal’s employer will provide Mr. Sehgal with a company car cash allowance equal to $15,163 (unless Mr. Sehgal chooses to participate in the applicable company car scheme). The Contract of Employment also provides for 27 days of vacation per full calendar year (pro-rated for the first year of employment) and “sick pay,” which for Mr. Sehgal’s first five years of service could be provided for up to three months following certain illnesses.

Mr. Sehgal’s Contract of Employment does not have a fixed term or expiration date. During the first six months of employment, Mr. Sehgal’s employment may be terminated by either party on three months’ notice. Following such six-month period, Mr. Sehgal’s employment may be terminated by either party on six months’ notice. In the event either party gives such notice, the employer may pay Mr. Sehgal base salary in lieu of all or a portion of such notice rather than asking Mr. Sehgal to work his notice period.

Mr. Sehgal is employed in the United Kingdom, and his salary, initial cash payment and car allowance are paid in pounds sterling. Certain U.S. Dollar amounts described above with respect to Mr. Sehgal have been converted from pounds sterling at a rate of approximately 1.35 U.S. Dollars to one pound sterling. The exchange rate used was calculated as of September 19, 2017.

Arrangement with Mr. Harrington

In September 2017, Mr. Harrington received an offer letter. Under the offer letter, Mr. Harrington receives an annual base salary of $575,000 and participates in his employer’s annual incentive plan and long-term incentive program. Mr. Harrington’s annual incentive award opportunity for 2017 (which is generally subject to the terms of Aptiv’s annual incentive plan), has a target payout equal to 80% of Mr. Harrington’s base salary, and may be earned at up to 200% of target based on the level of achievement against corporate and individual performance objectives. The 2017 target award will be pro-rated to reflect the number of months Mr. Harrington is employed by Aptiv and the Company during such year, but will be payable at the greater of target and actual performance. Subject to the approval of the Company’s Compensation Committee (for grants made following the Distribution), Mr. Harrington’s initial annual long-term incentive opportunity will have a value equal to $1,200,000, calculated as described in the offer letter. Mr. Harrington’s first annual equity award is expected to be made (subject to Compensation Committee approval) in 2018, 25% of which award will be in the form of Company time-based RSUs that vest annually over three years, and 75% of which award will be in the form of Company performance-based RSUs initially tied to performance against applicable metrics over a three-year performance period. Mr. Harrington also received in October 2017 an initial Aptiv performance-based RSU grant for the 2017-2019 performance period valued at $1,125,000.

Under Mr. Harrington’s offer letter, Mr. Harrington is also eligible to receive (1) in March 2018, a cash payment equal to $307,406, and (2) one year from his hire date, an additional cash payment equal to $275,000. Both of such payments are subject to repayment by Mr. Harrington if he voluntarily resigns employment within 24 months of his hire date. The offer letter also provides for 20 days of vacation per year.

Mr. Harrington is providing services in the United Kingdom on expatriate assignment. As a result, pursuant to an arrangement with Mr. Harrington, Mr. Harrington is eligible for expatriate benefits, including tax equalization and tax preparation services. The Company may also provide assistance in the form of a car allowance, direct auto purchase or direct auto lease, depending on the host location practice.

Arrangement with Mr. Sesplankis

The Board has approved initial compensation arrangements for Mr. Sesplankis in advance of the Distribution and his appointment described above, which arrangements are as follows: (1) base salary equal to $273,600; (2) participation in the annual incentive plan at a target level equal to 35% of base salary; and (3) participation in the long-term incentive program with a target grant value of $120,000.

Severance Plans

The Board of Directors of the Company has adopted the Delphi Technologies PLC Executive Severance Plan (the “Severance Plan”) and the Delphi Technologies PLC Executive Change in Control Severance Plan (the “Change in Control Plan”) (together, the “Plans”). The Plans are effective as of December 4, 2017, and were adopted to provide severance protections to certain executives who are designated by the Compensation Committee as eligible to participate in each Plan or, in the case of the Severance Plan, who are designated to any pay grade structure used to define executive positions (each an “Eligible Executive”).

The Severance Plan generally provides for severance benefits in the event of a Qualifying Separation (as defined in the Severance Plan) of an Eligible Executive’s employment. Pursuant to the Severance Plan, an Eligible Executive who incurs a Qualifying Separation would be entitled to receive severance payments during the applicable severance period, unless and until the Eligible Executive is employed by another employer. The Severance Plan also provides a COBRA subsidy for a period of up to 18 months following a Qualifying Separation.

The Change in Control Plan generally provides for severance benefits in connection with a Qualifying Separation (as defined in the Change in Control Plan), including certain terminations that occur in connection with or within two years after a Change in Control (as defined in the Change in Control Plan). Pursuant to the Change in Control Plan, an Eligible Executive who incurs a Qualifying Separation would be entitled to receive a lump sum cash payment in an amount equal to the sum of (a) three times base salary in the case of the CEO and two times base salary in the case of an Eligible Executive other than the CEO; and (b) in the case of the CEO, three times the higher of the CEO’s target annual cash incentive award opportunity for the year in which the separation occurs or in effect immediately prior to the Change in Control, or in the case of an Eligible Executive other than the CEO, two times the higher of the Eligible Executive’s target annual cash incentive award opportunity for the year in which the separation occurs or in effect immediately prior to the Change in Control. In addition, an Eligible Executive who incurs a Qualifying Separation is also entitled to receive a lump sum payment representing the sum of 36 monthly COBRA premiums for the CEO and 24 monthly COBRA premiums for Eligible Executives other than the CEO.

Equity Award Adjustments

In connection with the Distribution, outstanding Aptiv equity awards have been adjusted as further described in the Information Statement, and the description of such adjustments is hereby incorporated herein by reference.

New Contract of Employment with Mr. Butterworth

On December 6, 2017, the Company and Mr. Liam Butterworth entered into a new Contract of Employment under UK law to govern his employment as the Company’s Chief Executive Officer at the Company’s headquarters in London. The Contract of Employment provides Mr. Butterworth with an annual base salary of £723,221, participation in the Company’s annual bonus program (target bonus is 125% of salary) and eligibility for participation in the Company’s long-term incentive program (target value of annual long-term incentive award is $5 million). The Contract of Employment also provides for Mr. Butterworth’s participation in the Group Personal Pension Plan, a car allowance of £2,000 per month, relocation and related tax assistance and various other benefits.

The Contract of Employment also provides for 28 days of vacation per full calendar year and “sick pay,” which based on Mr. Butterworth’s years of service could be provided for up to eight months following certain illnesses.

Mr. Butterworth’s Contract of Employment does not have a fixed term or expiration date. Mr. Butterworth’s employment may be terminated by either party on six months’ notice. In the event either party gives such notice, the Company may pay Mr. Butterworth base salary in lieu of all or a portion of such notice rather than asking Mr. Butterworth to work his notice period.

Certain Compensatory Awards

On December 6, 2017, the Company made various awards under the Company’s Long-Term Incentive Plan, each to be effective as of December 31, 2017. The awards to Mr. Butterworth consist of time-based restricted stock units of the Company (“Company RSUs”) that vest one-third on each of February 28, 2019, 2020 and 2021 with a value of $1,250,000 and performance-based Company RSUs that are tied to the Company’s total relative shareholder return from January 1, 2018 through December 31, 2020 with a target value of $3,750,000 (dollar amounts to be converted to a number of share equivalent units based on the average trading price for the 10 trading days prior to the effective date of the awards). The awards to non-employee directors consist of (i) for such directors other than Messrs. Manganello, Cantie and Cowger, time-based Company RSUs that vest in April 2018 with a value of $66,250 (representing a pro-rata award for the period from the Distribution to the Company’s anticipated annual equity awards to be made in 2018), and (ii) for all such directors, time-based Company RSUs that vest on December 31, 2018 with a value of $150,000 (in each case dollar amounts to be converted to a number of share equivalent units as described above). The Company also established the compensation payable to non-employee directors. In general, each of these directors will receive $265,000 in annual compensation, typically payable 60% in equity (Company RSUs that vest one year after grant) and 40% in cash. The Chairman of the Board will receive an additional $200,000 of annual compensation and there will be additional fees payable to committee Chairmen ranging from $15,000 to $25,000 per year.

Item 8.01.	Other Events.

On December 5, 2017, the Company issued a press release announcing the completion of the Spin-Off and the commencement of trading of the Company’s ordinary shares on the NYSE. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

In addition, on December 4, 2017, the Company, the Guaranteeing Parties (as defined in the Supplemental Indenture) and the Trustee entered into a supplemental indenture (the “Supplemental Indenture”), which amended and supplemented the Indenture to add the Guaranteeing Parties as guarantors of the Notes.

The foregoing description of the Supplemental Indenture does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Supplemental Indenture, a copy of which is filed as Exhibit 4.2 hereto, which is incorporated into this Item 8.01 by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

EXHIBIT INDEX

Exhibit No.	Description

4.1	Senior Notes Indenture, dated as of September 28, 2017, among Delphi Jersey Holdings plc (renamed Delphi Technologies PLC), the guarantors named therein, U.S. Bank National Association as Trustee, and U.S. Bank National Association as Registrar, Paying Agent and Authenticating Agent (incorporated by reference to Exhibit 4.1 to Amendment No. 3 to the Company’s Registration Statement on Form 10, as filed on October 16, 2017, File No. 001-38110)

*4.2	Supplemental Indenture, dated December 4, 2017, by and between Delphi Technologies PLC, the Guaranteeing Parties (as defined in the Supplemental Indenture) and U.S. Bank National Association

10.5	Credit Agreement, dated as of September 7, 2017, among Delphi Jersey Holdings plc (renamed Delphi Technologies PLC), Delphi Powertrain Corporation, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other lenders and agents party thereto (incorporated by reference to Exhibit 10.5 to Amendment No. 3 to the Company’s Registration Statement on Form 10, as filed on October 16, 2017, File No. 001-38110)

10.6†	Employment Agreement, dated February 14, 2014, as amended by the Addendum to the Employment Agreement, dated February 19, 2015, between Delphi Automotive PLC and Liam Butterworth (incorporated by reference to Exhibit 10.6 to Amendment No. 3 to the Company’s Registration Statement on Form 10-12B, as filed on October 16, 2017)

10.7†	Offer letter for Vivid Sehgal, dated September 19, 2017 (incorporated by reference to Exhibit 10.7 to Amendment No. 3 to the Company’s Registration Statement on Form 10-12B, as filed on October 16, 2017)

10.8†	Offer letter for James Harrington, dated September 1, 2017 (incorporated by reference to Exhibit 10.8 to Amendment No. 3 to the Company’s Registration Statement on Form 10-12B, as filed on October 16, 2017)

10.9†	Long-Term Incentive Plan (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-8, as filed on December 1, 2017)

10.10†	Annual Incentive Plan (incorporated by reference to Exhibit 10.10 to Amendment No. 3 to the Company’s Registration Statement on Form 10-12B, as filed on October 16, 2017)

10.11†	Leadership Incentive Plan (incorporated by reference to Exhibit 10.11 to Amendment No. 3 to the Company’s Registration Statement on Form 10-12B, as filed on October 16, 2017)

*99.1	Delphi Technologies PLC press release, dated December 5, 2017

†	Management contract or compensatory plan or arrangement
*	Filed herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELPHI TECHNOLOGIES PLC

Date: December 8, 2017	By:	/s/ James Harrington
	Name:	James Harrington
	Title:	Senior Vice President, General Counsel, Secretary and Chief Compliance Officer